Exhibit 15

Letter re: Unaudited Interim Financial Information

John Bean Technologies Corporation
Chicago, Illinois

Re: Registration Statement No. 333-215465, No. 333-218253, and No. 333-152682

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 4, 2018 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Chicago, IL
May 4, 2018